Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND

FULL YEAR FISCAL 2013 RESULTS

PLYMOUTH, MN July 16, 2013 – The Mosaic Company (NYSE: MOS) reported fourth quarter fiscal 2013 net earnings of $486 million, compared to $507 million a year ago. Earnings per diluted share were $1.14 in the quarter compared to $1.19 last year. Mosaic’s net sales in the fourth quarter of fiscal 2013 were $2.7 billion, down from $2.8 billion last year. Operating earnings during the quarter were $621 million, down from $671 million a year ago, as record potash and strong phosphate sales volumes were more than offset by lower realized prices.

“Our focus on planning and execution paid off, with Mosaic achieving record potash and strong phosphate shipments during the quarter,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Mosaic delivered outstanding results despite difficult external factors such as the late and compressed North American spring planting season, and additional logistical challenges. The long-term outlook for Mosaic remains compelling, and we are executing well to capture the opportunity.”

Cash flow provided by operating activities in the fourth quarter of fiscal 2013 was $855 million compared to $1.2 billion in the prior year. The year-over-year change was primarily driven by unusually strong cash flow in the prior year period as a result of favorable working capital trends. Capital expenditures totaled $348 million in the quarter. Mosaic’s total cash and cash equivalents were $3.7 billion and long-term debt was $1.0 billion as of May 31, 2013.

1

Full Year

For the year ended May 31, 2013, net income was $1.9 billion, or $4.42 per diluted share, compared to $4.42 per diluted share in fiscal 2012. Net sales were $10.0 billion, down from $11.1 billion a year ago. Full-year operating earnings were $2.2 billion, down from $2.6 billion a year ago. Lower net sales and operating earnings for the year were primarily driven by lower realized prices for both potash and phosphate, partially offset by higher potash volumes. Full year selling, general and administrative (SG&A) expenses were $427 million compared to $410 million last year. Net cash provided by operating activities was $1.9 billion.

Business Highlights – Fourth Quarter and Full Year Fiscal 2013

•	Mosaic potash expansions continue to progress on time and on budget with approximately $948 million of capital expenditures remaining under the current board approved authorization.

•	Mosaic set an all-time potash sales record during the fiscal fourth quarter, delivering 2.6 million tonnes of product.

•	Mosaic entered into a Heads of Agreement with Ma’aden and SABIC to develop integrated phosphate production facilities in Saudi Arabia.

•	Mosaic set a new MicroEssentials® sales record in the fourth quarter and in fiscal 2013. For the full year, sales grew 28 percent over the prior period.

•	Mosaic returned to full production at South Fort Meade during fiscal 2013, lowering total phosphate rock costs for the year.

•	Mosaic began to realize benefits of the potash tolling agreement reversion which took effect on January 1, 2013.

•	Mosaic increased its annual dividend 100% to $1.00 during 2013, increasing the annual payout to $427 million.

•	Mosaic set another new record for safety performance in 2013, achieving a six percent improvement in a key safety measure, recordable injury frequency rate, which follows record performance in 2012.

•	Mosaic was recognized on Corporate Responsibility Magazine’s 14th annual 100 Best Corporate Citizens List for the fourth year in a row, and is the only crop nutrient company on that list. Mosaic was recognized for conservation and environmental stewardship efforts, as well as philanthropy and transparency.

•	For the second straight year, Mosaic was named to the Ethisphere Institute’s list of the World’s Most Ethical Companies in 2013.

2

Potash

Potash Results	4Q FY13 Actual	4Q FY13 Guidance
Average MOP selling price	$368	$350 to $380
Sales volume	2.6 million tonnes	2.3 to 2.6 million tonnes
Potash production	95% of operational capacity	Above 85% of operational capacity

“We are beginning to see the benefits of the expansion projects that we started five years ago,” Prokopanko said. “We continue to forecast calendar 2013 will be a near record year for potash shipments, and that the world will need our new capacity. Our decision to defer the next phase of the expansions is primarily a reflection of the current construction cost environment though we will continue to monitor the global supply and demand outlook for potash. We expect the delay will result in higher returns for these projects.”

Net sales in the Potash segment totaled $1.0 billion for the fourth quarter, flat with last year, as record shipment volumes were offset by lower realized prices. The decline in realized prices was driven by both lower market prices for MOP, as well as a higher mix of international volumes, which are predominantly lower-priced standard grade potash. Gross margin was $489 million, or 47 percent of net sales, compared to $514 million, or 50 percent of net sales, a year ago. Gross margin excluding Canadian Resource Taxes and Royalties, a measure comparable to certain peer reporting, was 56 percent in the fourth quarter, compared to 59 percent a year ago. Operating earnings were $445 million, down four percent compared to $464 million in the prior year. The year-over-year decrease in operating earnings was driven by lower realized prices and higher labor and depreciation expenses as new projects were brought into production, partially offset by higher volumes.

The fourth quarter average MOP selling price, FOB plant, was $368 per tonne, down from $455 a year ago. The Potash segment’s total sales volumes for the fourth quarter were 2.6 million tonnes, compared to 2.0 million tonnes a year ago.

Potash production was 2.5 million tonnes, or 95 percent of operational capacity, up from 1.9 million tonnes, or 85 percent of operational capacity, a year ago. Operational capacity increased from 9.3 to 10.7 million tonnes, year-over-year, primarily due to the reversion of the tolling agreement.

3

Phosphates

Phosphates Results	4Q FY13 Actual	4Q FY13 Guidance
Average DAP selling price	$483	$475 to $505
Sales volume	2.9 million tonnes	2.7 to 2.9 million tonnes
Processed phosphate production	85% of operational capacity	Above 85% of operational capacity

“Our Phosphates business ended the year on a strong note, with robust shipments worldwide,” Prokopanko said. “Despite near-term softness, the phosphate market looks balanced over the medium term, with expected strong demand growth absorbing new supply. Longer term, we continue to project constructive fundamentals, which bodes well for our investment in the Saudi Arabian joint venture.”

Net sales in the Phosphates segment were $1.7 billion for the fourth quarter, down seven percent compared to last year, primarily driven by lower finished product prices. Gross margin was $290 million, or 17 percent of net sales, compared to $322 million, or 18 percent of net sales, for the same period a year ago. The year-over-year change reflects lower finished product prices, partially offset by lower raw material costs, specifically phosphate rock and sulfur. Phosphate rock costs were down from $71 to $64 per tonne, reflecting the benefit from full production at the South Fort Meade rock mine. Operating earnings were $198 million, down 12 percent, compared to $224 million last year.

The fourth quarter average DAP selling price, FOB plant, was $483 per tonne, compared to $494 a year ago. Phosphates segment total sales volumes were 2.9 million tonnes, roughly flat with last year.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 85 percent of operational capacity, roughly flat with the same period a year ago.

Other

SG&A expenses were $122 million for the fourth quarter, compared with $117 million last year. Other operating expenses were $26 million for the fourth quarter, down from $46 million a year ago which included a $21 million adjustment to phosphate asset retirement obligations.

Financial Guidance

“With near record crop nutrient affordability, we anticipate continued strong demand for the remainder of calendar 2013, while generally cautious distributor behavior and a strengthening U.S. dollar will impact prices,” Prokopanko said. “We expect the current price weakness to moderate over time, as demand growth absorbs the additional supply of phosphate and potash. Over the longer term, Mosaic is well positioned to capitalize on the ever increasing demand for grain and oilseeds.”

4

The guidance below reflects the change from fiscal to calendar year end.

Total sales volumes for the Potash segment are expected to range from 1.8 to 2.1 million tonnes for the third calendar quarter of 2013, compared to 1.8 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the third calendar quarter of 2013 is estimated to range from $330 to $360 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid to high 30 percent range during the third calendar quarter.

Total sales volumes for the Phosphates segment are expected to range from 2.9 to 3.3 million tonnes for the third calendar quarter of 2013, compared to 2.9 million tonnes last year. Mosaic’s realized DAP price, FOB plant, for the third calendar quarter of 2013 is estimated to range from $430 to $465 per tonne. Segment gross margin percentage in the third calendar quarter is estimated to be flat with the prior quarter.

The Potash segment operating rate is expected to decline during the second half of calendar 2013 due to planned seasonal maintenance turnarounds and a curtailment of production at Colonsay. The Company may also curtail production at other mines, if required to match production volumes to market demand for these products. The third calendar quarter operating rate is expected to be below 75%. The Company’s operating rate at its North American phosphate operations is expected to be in the mid-80 percent range of operational capacity during third calendar quarter of fiscal 2013, and includes scheduled turnarounds.

For the third calendar quarter, Mosaic estimates:

•	SG&A expenses to range from $95 to $105 million

•	Canadian Resource Taxes and Royalties to range from $60 to $80 million

•	Brine managements costs of approximately $50-60 million

For the seven-month stub period, Mosaic estimates:

•	An effective tax rate in the mid-twenty percent range, excluding any notable tax items

•	Capital expenditures and investments in Ma’aden II joint venture in the range of $900 million to $1.1 billion

5

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, July 16, 2013 at 9:00 a.m. EDT to discuss fourth quarter and fiscal year 2013 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of Mosaic, Ma’aden and SABIC to agree upon definitive agreements relating to the prospective Northern Promise joint venture, the final terms of any such definitive agreements, the ability of the joint venture to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

6

For the fourth quarter of fiscal 2013, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.01:

Description	Segment	Line item	Amount (in millions)	EPS Impact (per share)
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	$(6)	$(0.02)
Foreign currency translation (gain)	Consolidated	Foreign currency transaction (gain) loss	3	0.01

			$(3)	$(0.01)

For the fourth quarter of fiscal 2012, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

Description	Segment	Line item	Amount (in millions)	EPS Impact (per share)
VAT Reserve	Phosphates	Cost Goods Sold	$9	$0.01
ARO adjustment closed facilities	Phosphates	Other operating expense	21	0.04
Carlsbad fixed asset write-off	Potash	Other operating expense	6	0.01
Unrealized (gain) loss on derivatives	Phosphates	Cost Goods Sold	(5)	(0.01)
Unrealized (gain) loss on derivatives	Potash	Cost Goods Sold	18	0.03
Foreign currency transaction (gain) loss	Consolidated	Foreign currency transaction (gain) loss	(11)	(0.02)

			$38	$0.06

7

Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended		Years Ended
	May 31,		May 31,
	2013	2012	2013	2012
Net sales	$2,692.2	$2,820.5	$9,974.1	$11,107.8
Cost of goods sold	1,923.6	1,986.7	7,213.9	8,022.8

Gross margin	768.6	833.8	2,760.2	3,085.0
Selling, general and administrative expenses	122.4	117.1	427.3	410.1
Other operating expenses	25.5	45.9	123.3	63.8

Operating earnings	620.7	670.8	2,209.6	2,611.1
Interest income (expense), net	4.9	5.4	18.8	18.7
Foreign currency transaction gain (loss)	(2.9)	11.5	(15.9)	16.9
Other income (expense)	2.9	1.4	2.0	(17.8)

Earnings from consolidated companies before income taxes	625.6	689.1	2,214.5	2,628.9
Provision for income taxes	146.9	188.6	341.0	711.4

Earnings from consolidated companies	478.7	500.5	1,873.5	1,917.5
Equity in net earnings of nonconsolidated companies	6.7	6.4	18.3	13.3

Net earnings including non-controlling interests	485.4	506.9	1,891.8	1,930.8
Less: Net earnings (loss) attributable to non-controlling interests	(0.5)	(0.4)	3.1	0.6

Net earnings attributable to Mosaic	$485.9	$507.3	$1,888.7	$1,930.2

Diluted net earnings per share attributable to Mosaic	$1.14	$1.19	$4.42	$4.42

Diluted weighted average number of shares outstanding	427.2	426.7	426.9	436.5

8

Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	May 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$3,697.1	$3,811.0
Receivables, net	1,015.7	751.6
Inventories	1,557.3	1,237.6
Deferred income taxes	75.7	237.8
Other current assets	534.7	543.1

Total current assets	6,880.5	6,581.1
Property, plant and equipment, net	8,486.8	7,545.9
Investments in nonconsolidated companies	431.5	454.2
Goodwill	1,844.6	1,844.4
Deferred income taxes	212.7	50.6
Other assets	229.9	214.2

Total assets	$18,086.0	$16,690.4

Liabilities and Equity
Current liabilities:
Short-term debt	$68.7	$42.5
Current maturities of long-term debt	0.9	0.5
Accounts payable	763.1	912.4
Accrued liabilities	845.1	899.9
Deferred income taxes	87.1	62.4

Total current liabilities	1,764.9	1,917.7
Long-term debt, less current maturities	1,009.6	1,010.0
Deferred income taxes	961.4	787.9
Other noncurrent liabilities	907.2	975.4
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of May 31, 2013 and 2012	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized as of May 31, 2013, 150,059,772 shares issued and 128,759,772 shares outstanding as of May 31, 2013 and 2012	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of May 31, 2013 and 2012	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 309,095,779 shares issued and 297,057,317 shares outstanding as of May 31, 2013, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2012	3.0	3.0
Capital in excess of par value	1,491.3	1,459.5
Retained earnings	11,603.4	10,141.3
Accumulated other comprehensive income	326.4	378.0

Total Mosaic stockholders’ equity	13,425.4	11,983.1
Non-controlling interests	17.5	16.3

Total equity	13,442.9	11,999.4

Total liabilities and equity	$18,086.0	$16,690.4

9

Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Years Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$485.4	$506.9	$1,891.8	$1,930.8
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	167.8	139.7	604.8	508.1
Deferred income taxes	224.1	164.0	200.0	245.8
Equity in loss (earnings) of nonconsolidated companies, net of dividends	27.0	(6.4)	32.2	(3.7)
Accretion expense for asset retirement obligations	7.3	11.2	33.3	32.4
Share-based compensation expense	2.7	3.3	28.2	23.4
Unrealized loss (gain) on derivatives	(17.7)	13.2	(1.4)	45.9
Loss on sale of fixed assets	8.6	9.5	18.1	23.1
Other	1.4	14.2	12.4	8.4
Changes in assets and liabilities:
Receivables, net	(155.2)	(120.9)	(296.7)	118.5
Inventories, net	19.2	72.7	(315.5)	6.5
Other current and noncurrent assets	(96.2)	52.1	(2.7)	(238.8)
Accounts payable	(3.2)	93.7	(100.5)	(58.4)
Accrued liabilities	185.4	213.0	(55.7)	(2.2)
Other noncurrent liabilities	(1.9)	63.1	(160.8)	66.0

Net cash provided by operating activities	854.7	1,229.3	1,887.5	2,705.8
Cash Flows from Investing Activities:
Capital expenditures	(347.9)	(449.0)	(1,588.3)	(1,639.3)
Restricted cash	—	3.0	5.1	5.3
Investments in nonconsolidated companies	(15.0)	—	(15.0)	—
Distributions received from equity investments	2.9	—	2.9	—
Other	0.2	0.4	5.5	6.6

Net cash (used in) provided by investing activities	(359.8)	(445.6)	(1,589.8)	(1,627.4)
Cash Flows from Financing Activities:
Payments of short-term debt	(132.4)	(59.1)	(263.1)	(148.8)
Proceeds from issuance of short-term debt	139.9	20.2	289.1	167.9
Payments of long-term debt	(0.6)	(0.1)	(1.5)	(542.8)
Proceeds from issuance of long-term debt	0.1	(0.2)	1.9	748.0
Payment of tender premium on debt	—	(17.2)	—	(17.2)
Proceeds from stock options exercised	1.7	0.5	6.0	3.0
Contributions by Cargill	—	18.5	—	18.5
Repurchase of Class A common stock	—	—	—	(1,162.5)
Cash dividends paid	(106.6)	(53.4)	(426.6)	(119.5)
Other	1.1	(1.2)	(3.6)	(7.7)

Net cash used in financing activities	(96.8)	(92.0)	(397.8)	(1,061.1)
Effect of exchange rate changes on cash	(23.7)	(82.6)	(13.8)	(112.7)

Net change in cash and cash equivalents	374.4	609.1	(113.9)	(95.4)
Cash and cash equivalents—beginning of period	3,322.7	3,201.9	3,811.0	3,906.4

Cash and cash equivalents—end of period	$3,697.1	$3,811.0	$3,697.1	$3,811.0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$—	$9.0	$—	$21.0
Income taxes (net of refunds)	34.4	61.0	299.9	516.4

10

Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

	Three months ended
	May 31,
	2013	2012
Sales	$1,031.3	$1,036.6
Gross margin	488.1	514.2
Canadian resource taxes	72.6	80.2
Canadian royalties	16.3	19.5

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$577.0	$613.9

Gross margin percentage, excluding CRT	55.9%	59.2%

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

11